UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 10, 2012 (August 8, 2012)

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32960	76-0662382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

909 Fannin, Suite 1850

Houston, Texas, 77010

(Address of principal executive offices)

(713) 659-3855

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2012, GeoMet, Inc. (the “Company”) entered into a Fourth Amendment to Fifth Amended and Restated Credit Agreement (the “Fourth Amendment”) by and among the Company, Bank of America, N.A. as administrative agent, and the lenders named therein.

The Fourth Amendment extends the time available for the Company to cure the existing borrowing base deficiency under its bank credit agreement. The borrowing base, currently set at $115 million, will continue to be determined periodically in accordance with the current terms of the credit agreement.  Outstanding loans up to the amount of the borrowing base will be classified as the “Tranche A Loan,” with any additional loans outstanding being classified as the “Tranche B Loan.” Should a future determination of the borrowing base result in the amount of the Tranche B Loan exceeding $33.6 million, the Company has 30 days to repay such excess. The next borrowing base determination is scheduled to be completed in December of this year. The Fourth Amendment also provides that the maturity date of the credit agreement is now April 1, 2014.

The credit agreement will no longer provide for loans to be available on a revolving basis up to the amount of the borrowing base. As a result, the current outstanding loans, once repaid, may not be re-borrowed by the Company. On the first business day following the 24th day of each month, the Company will reduce its loan in an amount equal to the sum of all amounts on deposit in the operating accounts maintained by the Company and any of its subsidiaries, except for (i) all outstanding checks or ACH payments and (ii) an amount equal to $1,000,000. The margin on Libor based loans will increase from 2.75% to 3.00% on the Tranche A Loan and to 5.00% on the Tranche B Loan. The existing unused commitment fee is being replaced with a fee equal to a percentage of the Tranche B Loan outstanding, with such fee being payable on December 1, 2012 and at the end of each 3-month period thereafter through December 1, 2013 (with such percentage starting at 0.75% and increasing to 1.75% by December 1, 2013).  In addition, a fee equal to 0.50% of the initial Tranche B Loan was paid by the Company upon closing of the amendment. All financial covenants under the credit agreement have been eliminated. The Company will be subject to a limitation on capital expenditures in 2012 and 2013 of $1,500,000 and $1,000,000, respectively. Also, the Tranche B Loan cannot increase as a result of the December, 2012 borrowing base determination by more than 50% of the aggregate principal payments made from the date of the Fourth Amendment, or by more than 25% of the aggregate principal payments made since the prior determination for any borrowing base determination thereafter. Loans outstanding under the credit agreement may not exceed certain amounts over the remaining term of the credit agreement, commencing with a maximum loan balance of $146.2 million at September 30, 2012 and reducing as of the last day of each fiscal quarter through December 31, 2013, at which time the maximum loan balance may not exceed $129.0 million.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

SECTION 7 — Regulation FD

Item 7.01.  Regulation FD Disclosure.

On August 9, 2012, the Company issued a press release announcing that, on August 8, 2012, the Company entered into the Fourth Amendment.

A copy of the press release dated August 9, 2012 is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SECTION 9 — Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Title of Document

10.1	Fourth Amendment to Fifth Amended and Restated Credit Agreement dated as of August 8, 2012, by and among the Company, Bank of America, N.A. as administrative agent, and the lenders named therein.

99.1	Press release dated August 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)
Dated: August 10, 2012	By:	/s/ Tony Oviedo
	Name:	Tony Oviedo
	Title:	Senior Vice President, Chief Financial Officer,
Chief Accounting Officer and Controller

Exhibit Index

Exhibit Number	Title of Document

10.1	Fourth Amendment to Fifth Amended and Restated Credit Agreement dated as of August 8, 2012, by and among the Company, Bank of America, N.A. as administrative agent, and the lenders named therein.

99.1	Press release dated August 9, 2012.